Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-214802 and 333-208700), Form S-4 (No. 333-219159 and 333-203449), and Form S-8 (No. 333-208819) of SmartFinancial, Inc. of our report dated March 23, 2017, relating to the consolidated financial statements of Capstone Bancshares; Inc. and subsidiary as of and for the years ended December 31, 2016 and 2015, included therein, which report appears in the Form 8-K/A of SmartFinancial, Inc. dated January 17, 2018.

/s/ Warren Averett, LLC

WARREN AVERETT, LLC

Birmingham, Alabama
January 17, 2018